Exhibit 99.1



             PSB ANNOUNCES 3RD QUARTER EARNINGS OF $.62 PER SHARE

Wausau, Wisconsin - David K. Kopperud, President of PSB Holdings, Inc. ("PSB") and Peoples State Bank ("Peoples") today announced PSB's financial results for the third quarter of 2005.

"PSB earned $.62 per share (on net income of $1,066,000) this quarter compared to $.43 (on net income of $747,000) during the third quarter last year. In 2004, PSB settled an income tax audit with the Wisconsin Department of Revenue via a standardized agreement (as did many Wisconsin banks with out-of-state subsidiaries) which reduced earnings by $.09 per share (or $150,000). Year to date earnings in 2005 are $1.90 per diluted share (on net income of $3,277,000) compared to $1.42 per share (on net income of $2,483,000) in 2004. Even if the impact of the September 2004 quarter tax settlement and the June 2004 quarter charge on abandonment of the old home office of $199,000 are disregarded, 2005 year-to-date net income is up 16% over last year."

"Similar to the quarter ended June 2005, PSB reduced provisions for loan losses in the current quarter as repayment was received from a long-time problem borrower without loss, allowing previously allocated reserves to be recaptured into income. Combined with a reduction on loans held on the balance sheet during the quarter, third quarter provision for loan losses was reduced $80,000 compared to the June 2005 quarter after being reduced $120,000 in the June 2005 quarter compared to the March 2005 quarter. These reductions from improved credit quality have contributed to increased earnings over 2004."

"On September 14, 2005, PSB reached $500 million in assets. We reached this milestone with pro-active customer service and support by our local communities after reaching $300 million in the fourth quarter 2000 and $400 million in September 2003. Despite very competitive local markets, we continue to seek steady increases in market share for our stockholders."

PSB Holdings, Inc. (OTCBB:PSBQ.OB), is the parent company of Peoples. Peoples is headquartered in Wausau, Wisconsin with eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments, retirement planning, commercial property and casualty insurance services, and long-term fixed rate residential mortgages.

Asset Growth and Net Interest Income

Earnings in the September 2005 quarter were significantly impacted by a continued decline in net interest margin which was amplified by slower average loan growth. Average loans receivable increased just .40% on a linked quarter basis in September 2005 compared to June 2005, although average loan balances increased 11.6% over the prior year September 2004 quarter. Net loans receivable were $363.4 million as of September 30, 2005, down $6.8 million from June 30, 2005 and repaid loan principal contributed to an increase in overnight federal funds sold holdings by $9.1 million during the September quarter. However, total assets grew $8.5 million during the quarter to $494.7 million (1.7%) as of September 30, 2005 as interest bearing demand and savings accounts (primarily municipal funds) increased $13.6 million.

David Kopperud commented "Competition in our market increased with a flattening yield curve and aggressive pricing from both large bank and community bank competitors. In some cases our profit analysis has shown competitor pricing to be out of line with borrower credit and interest rate risk. This past September, we were unwilling to match competitor terms on an existing $2.6 million loan and lost this relationship. In addition, our on-balance sheet residential mortgages declined $2.9 million in part to borrower construction loans placed into permanent financing and sold into the secondary market."

Kopperud continued "Our credit quality continues to be strong and we were pleased to receive payoff from a long time problem borrower for which we had set aside a specific reserve of $160,000. Our statistical reserve analysis showed the decline in loans receivable and recapture of the problem borrower reserve allowed us to reduce our provision for loan losses resulting in a credit of $50,000 for the September 2005 quarter."

Nonperforming loans (including non-accrual and restructured loans) to gross loans was .71% at September 2005 compared to .60% at June 2005, and .94% at September 2004. PSB also tracks delinquencies on a contractual basis quarter to quarter since some problem loans currently making payments remain on non-accrual status until ongoing ability to repay according to the contract is shown. Loans contractually delinquent 30 days or more as a percentage of gross loans were .67% at September 2005 compared to .57% at June 2005, and .71% at September 2004. The allowance for loan losses was 1.14% of gross loans at September 2005 compared to 1.22% at September 2004.

Tax-adjusted net interest income declined $12,000 to $3,654,000 for the quarter ended September 30, 2005 from $3,666,000 for the quarter ended September 30, 2004, and declined $69,000 from $3,723,000 for the quarter ended June 30, 2005. Net interest income has been negatively impacted by a flattening yield curve and competitive pressures on both loan and deposit rates. Margin on earning assets declined from 3.51% in the September 2004 quarter, and from 3.32% in the June 2005 quarter to 3.14% during the September 2005 quarter. Earning asset yields increased slightly and were 5.80% at September 2005, 5.78% at June 2005, and 5.54% at September 2004. However, the cost of interest-bearing liabilities increased from 2.37% at September 2004 to 2.82% at June 2005, and 3.08% at September 2005.

PSB's balance sheet is asset sensitive (assets reprice faster than liabilities) with a cumulative 12 month gap ratio of approximately 112%. However, a flattening yield curve impacts the extent to which assets can reprice compared to greater repricing potential on shorter-term funding liabilities. Projecting continued rate increases of 200 basis points fully implemented over the next 12 months, net interest margin for the upcoming December 2005 quarter is expected to decline within a range of 0 to 10 basis points compared to the September 2005 quarter. Net margin is expected to continue to experience pressure into 2006 in the current interest rate and competitive environment.

PSB updated accounting procedures early during 2005 to improve recognition and amortization of deferred loan origination fees and costs in accordance with Statement of Financial Accounting Standard No. 91, ACCOUNTING FOR NONREFUNDABLE FEES AND COSTS ASSOCIATED WITH ORIGINATING OR ACQUIRING LOANS ("FAS 91"). This change is more fully described in this press release under operating expenses. Tax-adjusted net interest margin before accounting adjustments for FAS 91 would have been 3.27% during the September 2005 quarter (compared to a reported 3.14%), 3.46% during the June 2005 quarter (compared to a reported 3.32%), and 3.55% in the September 2004 quarter (compared to a reported 3.51%).

Service Fee and Noninterest Income

Quarterly noninterest income increased $142,000 in the September 2005 quarter to $906,000 compared to $764,000 in September 2004. The change was led by an increase of $100,000 in mortgage banking income and $47,000 from increase in the cash surrender value of life insurance.

Year to date, noninterest income before gains on sale of securities has increased $402,000 to $2,650,000, or 17.9%. The increase was due primarily to higher retail investment sales commissions of $139,000, increase in cash surrender value of life insurance of $113,000, and $78,000 payout of our investment on the sale of the Pulse ATM system (a cooperative) to Discover Financial Services.

Service fee income of $880,000 year to date through September 2005 declined $53,000, or 5.7% from $933,000 in September 2004. During 2005, substantial changes to deposit service fee structure have occurred for both retail and commercial accounts. Some changes reduced fee income in an effort to market more competitive demand deposit accounts. These changes, along with an emphasis on sale of demand accounts has increased average quarterly non-interest bearing demand account balances 11.1% from September 2004 to September 2005.

Operating Expenses

Noninterest operating expenses increased $51,000, or 1.8%, to $2,884,000 in the quarter ended September 2005 compared to $2,833,000 during the quarter ended September 2004. In addition, salaries and wages in the September 2005 quarter were reduced by $154,000 as PSB implemented a daily automated system to improve accounting for deferred loan fees and costs (including lender and support personnel salaries) in accordance with current accounting standards (FAS 91) earlier in 2005. FAS 91 requires loan origination fees and direct loan origination costs to be deferred and amortized as a yield adjustment earned on the loan. Previously, these accounting adjustments for deferral of costs were made only at year-end and in prior years had an immaterial impact on the individual quarterly financial statements. The change in accounting procedure was made to simplify operations and improve the accuracy of earnings reporting.

Before the September 2005 deferral of wages under FAS 91, noninterest expenses were $3,038,000 for September 2005, and $2,833,000 in September 2004, an increase of $205,000, or 7.2%. The increase over the prior year quarter consisted primarily of $180,000 in additional wages and benefits in the September 2005 quarter. Total quarterly operating expenses to average total assets before the FAS 91 deferral of wages were 2.44% for September 2005 and 2.56% for September 2004 (annualized).

Offsetting the increase to September 2005 income from deferred employee wage expense related to new loan originations under FAS 91 were reductions to income from deferral of loan origination fees collected, and amortization of previously capitalized net loan origination costs against net interest income. Taken together, all FAS 91 accounting adjustments decreased September 2005 net income by $3,000 and decreased September 2004 net income by $22,000.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of PSB's Form 10-K for the year ended December 31, 2004. PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
                                    # # # #
                                  (tables follow)
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
PSB HOLDINGS, INC.
QUARTERLY FINANCIAL SUMMARY
(dollars in thousands, except per share data)
                                                         Quarter ended - Unaudited
                                         SEPT. 30   June 30,    March 31,    Dec. 31    Sept. 30,
EARNINGS AND DIVIDENDS:                     2005      2005         2005        2004        2004
Net income                            $    1,066  $    1,171  $    1,040  $   1,043   $      747
Basic earnings per share (3)          $     0.62  $     0.68  $     0.60  $    0.61   $     0.43
Diluted earnings per share (3)        $     0.62  $     0.68  $     0.60  $    0.60   $     0.43
Dividends declared per share (3)      $        -  $     0.31  $        -       $0.30  $        -
Net book value per share              $    20.81  $    20.27  $    19.77  $    19.55  $    19.41
Semi-annual dividend payout ratio            N/A       24.06%        n/a       28.82%        n/a
Average common shares outstanding      1,712,771   1,714,134   1,721,058   1,717,394   1,720,436

BALANCE SHEET - AVERAGE BALANCES:

Loans receivable, net of allowances   $  369,489  $  367,948  $  354,136  $  341,997  $  331,167
Total assets                          $  493,035  $  480,325  $  465,083  $  448,591  $  439,177
Deposits                              $  387,969  $  376,252  $  367,394  $  353,310  $  347,015
Stockholders' equity                  $   35,143  $   34,665  $   33,989  $   34,076  $   33,010

PERFORMANCE RATIOS:

Return on average assets (1)                0.86%       0.98%       0.91%       0.92%       0.67%
Return on avg. stockholders' equity (1)    12.03%      13.55%      12.41%      12.18%       8.98%
Average tangible stockholders' equity to
  average assets                            7.14%       7.22%       7.25%       7.49%       7.46%
Net loan charge-offs to average loans       0.02%       0.01%       0.00%       0.04%       0.00%
Nonperforming loans to gross loans          0.71%       0.60%       0.74%       0.80%       0.94%
Allowance for loan loss to gross loans      1.14%       1.15%       1.18%       1.19%       1.22%
Net interest rate margin (1)(2)             3.14%       3.32%       3.40%       3.50%       3.51%
Net interest rate spread (1)(2)             2.72%       2.96%       3.05%       3.12%       3.17%
Service fee revenue as a percent of
  average demand deposits (1)               2.10%       2.56%       2.19%       2.22%       2.52%
Noninterest income as a percent
  of gross revenue                         12.06%      13.00%      11.87%      11.64%      11.93%
Efficiency ratio (2)                       63.25%      59.53%      59.11%      58.52%      63.95%
Noninterest expenses to avg. assets (1)     2.32%       2.32%       2.30%       2.33%       2.56%

STOCK PRICE INFORMATION:

High                                      $32.00       $31.85     $32.20      $33.25      $35.25
Low                                       $30.65       $30.63     $31.85      $32.00      $33.00
Market value at quarter-end               $30.70       $30.75     $31.85      $32.10      $33.00

(1) Annualized
(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.
(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

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
PSB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME

                                                       Three Months Ended     Nine Months Ended
(dollars in thousands,                                    September 30,        September 30,
except per share data - unaudited)                       2005      2004       2005      2004
Interest and dividend income:
   Loans, including fees                              $ 5,734   $ 4,882   $ 16,518   $ 14,150
   Securities:
      Taxable                                             488       454      1,407      1,368
      Tax-exempt                                          247       247        725        735
   Other interest and dividends                           137        55        260        147

         Total interest and dividend income             6,606     5,638     18,910     16,400

Interest expense:
   Deposits                                             2,403     1,543      6,355      4,194
   FHLB advances                                          532       515      1,589      1,485
   Other borrowings                                        48        59        237        209
   Junior subordinated debentures                         115         -        119          -

         Total interest expense                         3,098     2,117      8,300      5,888

Net interest income                                     3,508     3,521     10,610     10,512
Provision (credit) for loan losses                        (50)      195        130        675

Net interest income after provision for loan losses     3,558     3,326     10,480      9,837

Noninterest income:
   Service fees                                           296       320        880        933
   Mortgage banking                                       287       187        691        655
   Investment and insurance sales commissions             159       164        531        345
   Net gain on sale of securities                           -         -          6        111
   Increase in cash surrender value of life insurance      47         -        113          -
   Other noninterest income                               117        93        435        315

         Total noninterest income                         906       764      2,656      2,359

Noninterest expense:
   Salaries and employee benefits                       1,744     1,718      5,014      4,813
   Occupancy and facilities                               436       445      1,308      1,107
   Loss on abandonment of premises and equipment            -         -          -        329
   Data processing and other office operations            192       155        532        502
   Advertising and promotion                               73        97        231        195
   Other noninterest expenses                             439       418      1,219      1,403

        Total noninterest expense                       2,884     2,833      8,304      8,349

Income before provision for income taxes                1,580     1,257      4,832      3,847
Provision for income taxes                                514       510      1,555      1,364

Net income                                            $ 1,066   $   747   $  3,277   $  2,483
Basic earnings per share                              $  0.62   $  0.43   $   1.91   $   1.44
Diluted earnings per share                            $  0.62   $  0.43   $   1.90   $   1.42

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
PSB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
September 30, 2005 unaudited, December 31, 2004 derived from audited financial statements

(dollars in thousands, except per share data) - Unaudited              2005       2004
ASSETS
Cash and due from banks                                           $   11,978  $  12,680
Interest-bearing deposits and money market funds                       3,324      3,265
Federal funds sold                                                     1,683      7,379

Cash and cash equivalents                                             26,985     23,324

Securities available for sale (at fair value)                         78,598     68,894
Federal Home Loan Bank stock (at cost)                                 2,989      2,874
Loans held for sale                                                      451        342
Loans receivable, net of allowance for loan losses of $4,200
   and $4,157, respectively                                          363,428    343,923
Accrued interest receivable                                            2,108      1,744
Foreclosed assets                                                        313          7
Premises and equipment                                                12,737     12,432
Mortgage servicing rights, net                                           880        839
Cash surrender value of bank-owned life insurance                      4,674          -
Other assets                                                           1,541        595

TOTAL ASSETS                                                       $ 494,704  $ 454,974

LIABILITIES

Non-interest-bearing deposits                                       $ 56,653   $ 51,635
Interest-bearing deposits                                            335,497    306,590

   Total deposits                                                    392,150    358,225

Federal Home Loan Bank advances                                       52,000     52,000
Other borrowings                                                       4,090      8,565
Junior subordinated debentures                                         7,732          -
Accrued expenses and other liabilities                                 3,089      2,568

   Total liabilities                                                 459,061    421,358

STOCKHOLDERS' EQUITY

Common stock - no par value with a stated value of $1 per share:
   Authorized - 3,000,000 shares
   Issued - 1,887,179 shares                                           1,887      1,887
Additional paid-in capital                                             9,655      9,672
Retained earnings                                                     28,026     25,281
Accumulated other comprehensive income (loss)                            (67)       384
Treasury stock, at cost - 174,408 and 167,586 shares, respectively    (3,858)    (3,608)

   Total stockholders' equity                                         35,643     33,616

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 494,704  $ 454,974